Exhibit 99.1

VIRGIN AMERICA REPORTS FOURTH QUARTER AND FULL YEAR 2015 EARNINGS
Company Reports Record Annual Net Income, with a 139% Increase Year over Year

San Francisco - February 18, 2016 - Virgin America (NASDAQ: VA) today reports its financial results for the fourth quarter and full year 2015. Key highlights include:

•
Fourth quarter 2015 net income excluding special items[1] was $53.6 million, an increase of 90.4 percent from the fourth quarter of 2014. Operating income and operating margin excluding special items were $56.5 million and 14.4 percent, respectively. On a GAAP basis, net income was $190.9 million. Operating income and operating margin on a GAAP basis were $20.3 million and 5.2 percent, respectively.

•
2015 full year operating and net income, excluding special items, were $211.7 million and $201.5 million. Full year net income, excluding special items, increased by 138.8 percent over 2014 and was the highest in the Company’s history. Operating and net income on a GAAP basis for the full year 2015 were $177.2 million and $340.5 million, respectively.

•	2015 full year revenue per available seat mile (RASM) decreased 1.0 percent compared to 2014, to 12.05 cents.

•
Fully diluted earnings per share excluding special items was $1.20 for the quarter and $4.53 for the year. On a GAAP basis, fully diluted earnings per share was $4.28 for the quarter and $7.66 for the year.

"Virgin America had a very successful 2015," said David Cush, Virgin America's President and Chief Executive Officer. "We achieved the highest net income in company history, generated significant operating cash flow, continued to outperform the industry in domestic unit revenue growth and began growing the airline again. All the while, Virgin America continued to win awards, including being recognized as the ‘Best U.S. Airline’ in the prestigious annual Condé Nast Traveler's Readers' Choice Awards for the eighth consecutive year. This is a credit to the outstanding service our teammates provide and our unique and consistent product. We are excited about our growth opportunities in 2016 as we take delivery of five new Airbus A320 aircraft and continue to enhance our ancillary product offering."

Fourth Quarter 2015 Financial Highlights

•	Operating Revenue: Total operating revenue was $391.5 million, an increase of 5.2 percent over fourth quarter of 2014.

•
Revenue per Available Seat Mile (RASM): Passenger revenue per available seat mile (PRASM) decreased 5.1 percent compared to the fourth quarter of 2014, to 10.36 cents, driven by a 5.0 percent decrease in yield. Total RASM decreased 4.7 percent year-over-year.

•
Cost per Available Seat Mile (CASM): Total CASM excluding special items decreased 10.1 percent compared to the fourth quarter of 2014, to 9.98 cents. Decreases in fuel costs contributed to the decline in CASM, partially offset by increases in salaries, wages and benefits, sales and marketing, aircraft maintenance and other operating expenses. Salaries, wages and benefits costs included a $4.5 million accrual for teammate profit sharing and related payroll taxes. CASM excluding special items, fuel costs and profit sharing for the quarter increased 4.6 percent year-over-year, to 7.49 cents. Total CASM on a GAAP basis decreased 7.1 percent compared to the fourth quarter of 2014, to 11.05 cents.

•	Fuel Expense: Virgin America realized an average economic fuel cost per gallon including taxes and the impact of hedges of $1.76, which was 38.7 percent lower year-over-year.

•
Special Items: Special items in the fourth quarter of 2015 consist of a non-cash $36.1 million adjustment related to a change in estimate associated with deposits for future maintenance events paid to our lessors. As a result of this change in estimate, we no longer expect to perform certain future maintenance tasks prior to the end of the respective leases. This resulted in a write-off of existing maintenance deposits totaling $33.8 million plus the recording of fourth quarter payments of $2.3 million as an expense. Special items also include a non-cash $173.5 million gain related to the release of the Company's income tax asset valuation allowance. In the fourth quarter of 2015, the Company determined its financial performance is both sustained and significant enough to provide sufficient evidence to support reversal of the Company’s income tax valuation allowance.

•
Operating Income: Fourth quarter 2015 operating income excluding special items was $56.5 million, an increase of 65.0% as compared to the fourth quarter of 2014. The Company’s operating margin excluding special items of 14.4 percent improved by 5.2 pts points year-over-year.

1 Please see "GAAP to Non-GAAP Reconciliations" for reconciliations of non-GAAP financial measures used in this release and the reasons management uses these measures.

•	Net Income: Net income excluding special items for the fourth quarter increased by 90.4 percent year-over-year to $53.6 million.

•
Fully Diluted Earnings per Share (EPS): Fully diluted earnings per share excluding special items was $1.20 for the fourth quarter of 2015. Fourth quarter 2015 fully diluted earnings per share was $4.28 on a GAAP basis.

•
Capacity: Available seat miles (ASMs) for the fourth quarter of 2015 increased 10.3 percent year-over-year compared with the fourth quarter of 2014. Virgin America ended the quarter with 58 Airbus A320-family aircraft, of which 57 were placed in service, compared to 53 aircraft at the end of the fourth quarter of 2014. The Company took delivery of five Airbus A320 aircraft in 2015.

•	Liquidity: Unrestricted cash was $496.3 million as of December 31, 2015. Virgin America generated $23.8 million of operating cash flow during the quarter.

Operational Highlights 2015

•
Took delivery of five new Airbus A320 aircraft in 2015, with an additional five scheduled to be delivered in 2016. These aircraft were financed using term loans with average annual interest rates under 5.0%.

•
Announced plans to acquire ten new Airbus A321neo aircraft from 2017-2018, which are expected to be up to 20 percent more fuel and carbon efficient than the airline’s current fleet and which the airline believes will help further reduce operating unit costs and increase revenue opportunities.

•
Launched service to Hawai'i with new flights from San Francisco to Honolulu, Oahu and San Francisco to Kahului, Maui. The airline announced it plans to expand its Hawai'i service further in 2016 with two new routes: Los Angeles-Honolulu, Oahu on May 5, and Los Angeles-Kahului, Maui on June 14.

•
Launched sales for new service between San Francisco International Airport and Denver International Airport. Denver was the most requested destination by the airline’s high-tech corporate accounts, and Virgin America is expected to be the only airline on the route with three classes of service, WiFi, power outlets, on-demand food ordering and touch-screen seatback entertainment on every flight. The airline also launched nonstop flights between Dallas Love Field and Las Vegas, bringing new product and fare competition to the monopoly route.

•
Established a new partnership with broadband and communications technology and services provider ViaSat Inc. to bring significantly faster WiFi connectivity and high-quality video streaming to the airline’s 2015 and 2016 A320 aircraft deliveries. The new partnership enabled the airline to launch new in-flight streaming deals with Netflix, Spotify and The New York Times during the year.

•
Debuted a new version of its state-of-the-art Red® in-flight entertainment system, which features higher resolution capacitive touch screens and Android-based software that allows for three times more content - along with the first surround-sound listening experience to be offered by an airline.

•
Upgraded the back-end of its reservation system to sell ancillaries via industry standard Electronic Miscellaneous Documents, ultimately enabling it to sell ancillary products via Global Distribution Systems, paving the way for the airline to continue improving its ancillary revenue performance and introduce new products.

•	Expanded revenue opportunities by continuing to grow its partnerships with international airlines. Virgin America ended 2015 with a total of six codeshare partnerships and 32 interline partnerships.

•
For the eighth consecutive year, Virgin America was named ‘Best U.S. Airline’ in the prestigious annual Condé Nast Traveler's Readers' Choice Awards and ‘Top Domestic Airline’ in the prestigious annual Travel + Leisure’s World’s Best Awards readers’ survey.

•	Virgin America was also awarded ‘Best Airline in North America’, ‘Best Low-Cost Airline in the U.S.’ and ‘Best Staff Service’ among North American airlines in the 2015 Skytrax World Airline Awards.

•	Launched new Elevate® partnerships including Airbnb, Citibank and Thompson Hotels and reached four million Elevate members.

First Quarter 2016 Outlook

The Company’s expectations for the first quarter of 2016 and full year 2016 are based on currently available information. These expectations are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below. You should not place undue reliance upon these expectations.

Virgin America is scheduled to take delivery of two A320 aircraft during the first quarter of 2016. The Company expects capacity, as measured by available seat miles, to increase by approximately14.0 percent to 16.0 percent for the first quarter of 2016 as compared to the first quarter of 2015. Based on current revenue trends, the Company expects PRASM to decrease between 3.0 percent and 5.0 percent versus the first quarter of 2015. The Company expects CASM excluding special items, fuel and profit sharing to increase between 2.0 percent and 3.0 percent versus the first quarter of 2015. CASM excluding special items, fuel and profit sharing is increasing in the first quarter due primarily to Virgin America's previously announced pay and benefit initiatives that were implemented in April 2015, partially offset by underlying unit cost improvement as the company resumes capacity growth. The Company continues to expect CASM excluding special items, fuel and profit sharing to decrease between 1.0 percent and 2.0 percent for the full year 2016.

Based on Virgin America’s hedge portfolio and current market prices for aviation fuel products, the Company expects Virgin America’s economic fuel cost per gallon inclusive of related taxes and hedge costs to average between $1.55 and $1.65 for the first quarter of 2016. This number may change depending on fluctuations in market prices for jet fuel during the quarter.

Virgin America Live Webcast of Fourth Quarter 2015 Financial Results

Virgin America will hold a live webcast to discuss the above results, details as follows:

When:	February 18, 2016, 9:00 AM Pacific Time / 12:00 PM Eastern Time
Who:	President and Chief Executive Officer, David Cush
Senior Vice President and Chief Financial Officer, Peter Hunt
Web address:	The webcast will be available at: http://ir.virginamerica.com
Replay:	A replay will be available within 24 hours of the webcast and will be archived on the Company's website for a period of time.

Virgin America Inc. Consolidated Statements of Operations (in thousands, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2015	2014	% Change		2015	2014	% Change
Operating Revenues:
Passenger revenue	$347,709	$332,326	4.6		$1,362,871	$1,334,088	2.2
Other revenue	43,756	39,872	9.7		166,713	155,879	7.0
Total operating revenue	391,465	372,198	5.2		1,529,584	1,489,967	2.7
Operating Expenses:
Aircraft fuel	78,895	118,477	(33.4)		347,676	499,102	(30.3)
Salaries, wages and benefits	75,150	62,360	20.5		289,635	237,730	21.8
Aircraft rent	45,844	46,473	(1.4)		183,623	183,912	(0.2)
Landing fees and other rent	37,661	33,494	12.4		143,842	132,088	8.9
Sales and marketing	35,056	28,510	23.0		124,771	113,203	10.2
Aircraft maintenance	14,980	12,907	16.1		57,307	60,069	(4.6)
Depreciation and amortization	5,844	4,068	43.7		18,637	14,486	28.7
Other operating expenses	41,559	34,495	20.5		150,707	131,643	14.5
Special items[1]	36,147	21,319	69.6		36,147	21,319	69.6
Total operating expenses	371,136	362,103	2.5		1,352,345	1,393,552	(3.0)

Operating income	$20,329	$10,095	101.4		$177,239	$96,415	83.8

Operating margin	5.2%	2.7%	2.5	pts	11.6%	6.5%	5.1	pts

Other expense	(2,890)	(6,072)	(52.4)		(9,089)	(35,127)	(74.1)
Income before taxes	17,439	4,023	333.5		168,150	61,288	174.4
Income tax expense (benefit)	(173,468)	151	NM		(172,387)	1,179	NM
Net income	$190,907	$3,872	4,830.4		$340,537	$60,109	466.5

Net income per share:
Basic	$4.33	$0.17			$7.82	$8.42
Diluted	$4.28	$0.16			$7.66	$7.13

Shares used for computation:
Basic	44,056	22,420			43,547	6,176
Diluted	44,569	23,716			44,466	7,470

1 Please see "GAAP to Non-GAAP Reconciliations" for reconciliations of non-GAAP financial measures used in this release and the reasons management uses these measures.

KEY OPERATING STATISTICS

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2015	2014	% Change		2015	2014	% Change
Available seat miles - ASMs (millions)	3,357	3,044	10.3		12,691	12,240	3.7
Departures	16,615	14,654	13.4		62,719	58,432	7.3
Average stage length (statute miles)	1,410	1,451	(2.8)		1,413	1,466	(3.6)
Aircraft in service (end of period)	57	53	7.5		57	53	7.5
Fleet utilization (block hours per day)	11.0	10.7	2.8		10.9	10.8	0.9

Passengers (thousands)	1,860	1,619	14.9		7,036	6,507	8.1
Average fare	$186.98	$205.24	(8.9)		$193.69	$205.02	(5.5)
Yield per passenger mile (cents)	12.78	13.45	(5.0)		13.06	13.24	(1.4)
Revenue passenger miles - RPMs (millions)	2,721	2,472	10.1		10,436	10,074	3.6
Load factor	81.1%	81.2%	(0.1)	pts	82.2%	82.3%	(0.1)	pts
Passenger revenue per available seat mile - PRASM (cents)	10.36	10.92	(5.1)		10.74	10.90	(1.5)
Total revenue per available seat mile - RASM (cents)	11.66	12.23	(4.7)		12.05	12.17	(1.0)

Cost per available seat mile - CASM (cents)	11.05	11.90	(7.1)		10.66	11.38	(6.3)
CASM excluding special items (cents)	9.98	11.10	(10.1)		10.38	11.19	(7.2)
CASM excluding special items, fuel costs and profit sharing (cents)	7.49	7.16	4.6		7.47	7.02	6.4
Fuel cost per gallon	$1.76	$2.93	(39.9)		$2.06	$3.08	(33.1)
Fuel cost per gallon excluding special items	$1.76	$2.87	(38.7)		$2.07	$3.07	(32.6)
Fuel gallons consumed (thousands)	44,703	40,369	10.7		169,010	161,791	4.5
Teammates (FTEs)	2,658	2,492	6.7		2,658	2,492	6.7

Forward-Looking Statements

Statements in this earnings release include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “would,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, the Company’s estimates of financial results or performance or actions the Company may take in the future, are forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends affecting the financial condition of its business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at which or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good-faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: the price and availability of aircraft fuel; the Company’s ability to compete in an extremely competitive industry; the successful execution and implementation of the Company’s strategy; security concerns resulting from any threatened or actual terrorist attacks or other hostilities; the Company’s reliance upon technology and automated systems to operate its business; the potential effects of emergencies, accidents or similar incidents on the Company’s reputation and business; changes in economic conditions; the Company’s limited profitable operating history; changes in governmental regulations; and the Company’s ability to obtain financing or access capital markets. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings. Caution should be taken not to place undue reliance on the Company’s forward-looking statements, which represent the Company’s views only as of February 18, 2016, and which the Company has no current intention to update. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions of these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events, except as required by law.

GAAP to Non-GAAP Reconciliations

The Company evaluates its financial performance using various financial measures, some of which are measures calculated under GAAP, and some of which use alternative methods of calculation (non-GAAP). These measures include operating income/loss, operating margin, net income/loss, net earnings/loss per share and CASM, among others. Pursuant to SEC Regulation G, the Company has included the following reconciliations of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. The Company believes that adjusting CASM for certain special items is useful to investors because the items are not expected to be incurred on a regular basis in future periods. The Company also believes that excluding fuel costs from CASM is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. The Company also believes that reporting economic fuel cost per gallon excluding gains or losses on hedges that related to future periods is useful to investors because such gain or loss is not indicative of the actual future value of the underlying hedge contract, and the Company believes that excluding such gain or loss helps investors to understand the core operating performance in the current period. In addition, the Company believes that excluding profit sharing costs from CASM better allows investors to understand the core operating cost performance for the period and provides for a more meaningful comparison of the costs of the Company’s operations to those of the rest of the industry.

Non-GAAP Statement of Operations and Net Income Excluding Special Items (in thousands except percentages):

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2015	2014	Change	2015	2014	Change
Operating income, as reported	$20,329	$10,095		$177,239	$96,415
Add: Supplemental rent change in estimate (1)	36,147	—		36,147	—
Add (deduct): mark-to-market fuel hedge adjustments (2)	—	2,809		(1,717)	2,809
Add: IPO-related expenses (3)	—	20,279		—	20,279
Add: Airport exit costs (4)	—	1,040		—	1,040
Operating income, non-GAAP	$56,476	$34,223	65.0	$211,669	$120,543	75.6

Operating margin, as reported	5.2%	2.7%		11.6%	6.5%
Add: Supplemental rent change in estimate (1)	9.2	—		2.3	—
Add (deduct): mark-to-market fuel hedge adjustments (2)	—	0.8		(0.1)	0.2
Add: IPO-related expenses (3)	—	5.4		—	1.3
Add: Airport exit costs (4)	—	0.3		—	0.1
Operating margin, non-GAAP	14.4%	9.2%	5.2 pts	13.8%	8.1%	5.7 pts

Income before taxes, as reported	$17,439	$4,023		$168,150	$61,288
Add: Supplemental rent change in estimate (1)	36,147	—		36,147	—
Add (deduct): mark-to-market fuel hedge adjustments (2)	—	2,809		(1,717)	2,809
Add: IPO-related expenses (3)	—	20,417		—	20,417
Add: Airport exit costs (4)	—	1,040		—	1,040
Income before taxes, non-GAAP	$53,586	$28,289	89.4	$202,580	$85,554	136.8

Net income, as reported	$190,907	$3,872		$340,537	$60,109
Add: Supplemental rent change in estimate (1)	36,147	—		36,147	—
Add (deduct): mark-to-market fuel hedge adjustments (2)	—	2,809		(1,717)	2,809
Add: IPO-related expenses (3)	—	20,417		—	20,417
Add: Airport exit costs (4)	—	1,040		—	1,040
Deduct: valuation allowance as reported (5)	(173,468)	—		(173,468)	—
Net income, non-GAAP (6)	$53,586	$28,138	90.4	$201,499	$84,375	138.8
Add: Pro Forma adjustment for the effect of the 2014 Recapitalization on other expense (7)		$3,489
Net income, non-GAAP Pro Forma	$53,586	31,627	69.4

Reconciliation of Reported Amounts to Non-GAAP (Continued)

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2015	2014	Change	2015	2014	Change
Fully diluted earnings per share, as reported	$4.28	$0.16		$7.66	$7.13
Add: Supplemental rent change in estimate (1)	0.81	—		0.81	—
Add (deduct): mark-to-market fuel hedge adjustments (2)	—	0.12		(0.04)	0.38
Add: IPO-related expenses (3)	—	0.86		—	2.73
Add: Airport exit costs (4)	—	0.04		—	0.14
Deduct: valuation allowance as reported (5)	(3.89)	$—		(3.90)	—
Fully diluted earnings per share, non-GAAP (6)	$1.20	$1.18	1.7	$4.53	$10.38	(56.4)
Add: Pro Forma adjustment for the effect of the 2014 Recapitalization on other expense (7)		0.15
Deduct: Pro Forma adjustment for the effect of the 2014 Recapitalization to increase outstanding shares (8)		(0.62)
Fully diluted earnings per share, non-GAAP, Pro Forma	$1.20	$0.71	69.0

(1)	Impact of the change in estimate on our aircraft maintenance deposits associated with future maintenance events. Of that amount, $2.3 million relates to the fourth quarter of 2015.
(2)
Mark-to-market adjustments for fuel hedges that did not qualify for hedge accounting treatment and which mature subsequent to year end, offset by the effect of fuel hedges that settled during the period for which prior unrealized mark-to-market adjustments were recognized during the period. The amount for the three months ended December 31, 2015 was immaterial.

(3)
Special item exclusion related to compensation and other costs associated with the Company's initial public offering (the "IPO"). Income before taxes also includes the effect of a $0.1 million write-off of deferred costs on FNPA debt included in Other expense.

(4)	Costs associated with terminating service to Philadelphia International Airport and Dallas/Fort Worth International Airport.
(5)
Impact of the reversal of our income tax asset valuation allowance. In the fourth quarter of 2015, the Company determined its financial performance is both sustained and significant enough to provide sufficient evidence to support reversal of the Company’s income tax valuation allowance.

(6)	Does not include the marginal tax effect of the add back of special items.
(7)
Effect of the Company's recapitalization agreement with certain security-holders in 2014 (such resulting transactions, the "2014 Recapitalization") associated with net reduction of debt on a pro forma basis as if the 2014 Recapitalization occurred prior to October 1, 2014, thereby reducing net interest expense, but offset in part by a letter of credit arrangement fee payable to the Virgin Group.

(8)
Effect of the 2014 Recapitalization and IPO weighted-average common shares outstanding as if these events occurred prior to October 1, 2014; includes the dilutive effect of employee share based compensation assuming these securities became participating and therefore dilutive at the time of the 2014 Recapitalization had it occurred prior to October 1, 2014. Increases total shares outstanding by 20.9 million to 44.6 million.

CASM, excluding Special Items and excluding Fuel and Profit Sharing (in cents):

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2015	2014	Change	2015	2014	Change
CASM, as reported	11.05	11.90	(7.1)	10.66	11.38	(6.3)
Deduct: Supplemental rent change in estimate (1)	(1.07)	—		(0.29)	—
(Add) deduct: mark-to-market fuel hedge adjustments (2)	—	(0.09)		0.01	(0.01)
Deduct: IPO-related expenses (3)	—	(0.68)		—	(0.17)
Deduct: Airport exit costs (4)	—	(0.03)		—	(0.01)
CASM, non-GAAP, excluding special items	9.98	11.10	(10.1)	10.38	11.19	(7.2)
Deduct: aircraft fuel	(2.35)	(3.80)		(2.74)	(4.06)
Deduct: profit sharing	(0.14)	(0.14)		(0.17)	(0.11)
CASM, non-GAAP, excluding special items, aircraft fuel and profit sharing	7.49	7.16	4.6	7.47	7.02	6.4

(1)	Impact of the change in estimate on our aircraft maintenance deposits associated with future maintenance events. Of that amount, $2.3 million relates to the fourth quarter of 2015.
(2)
Mark-to-market adjustments for fuel hedges that did not qualify for hedge accounting treatment and which mature subsequent to year end, offset by the effect of fuel hedges that settled during the period for which prior unrealized mark-to-market adjustments were recognized during the period. The amount for the three months ended December 31, 2015 was immaterial.

(3)
Special item exclusion related to compensation and other costs associated with the Company's initial public offering (the "IPO"). Income before taxes also includes the effect of a $0.1 million write-off of deferred costs on FNPA debt included in Other expense.

(4)	Costs associated with terminating service to Philadelphia International Airport and Dallas/Fort Worth International Airport.

Non-GAAP Fuel Price Per Gallon excluding Special Items

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2015	2014	Change	2015	2014	Change
GAAP fuel cost per gallon	$1.76	$2.93		$2.06	$3.08
Deduct: mark-to-market fuel hedge adjustments (1)	—	(0.06)		0.01	(0.01)
Non-GAAP fuel cost per gallon excluding special item	$1.76	$2.87	(38.7)	$2.07	$3.07	(32.6)

(1)
Mark-to-market adjustments for fuel hedges that did not qualify for hedge accounting treatment and which mature subsequent to year end, offset by the effect of fuel hedges that settled during the period for which prior unrealized mark-to-market adjustments were recognized during the period. The amount for the three months ended December 31, 2015 was immaterial.

Investor Contact:
Stephen Shulstein - stephen.shulstein@virginamerica.com or 650.645.5694

Media Contact:
Christie O'Toole - christie.otoole@virginamerica.com or 650.219.5159

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities - like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America (NASDAQ: VA) has built a loyal following of flyers and earned a host of awards since launching in 2007 - including being named both the "Best U.S. Airline" in Condé Nast Traveler's Readers' Choice Awards and "Best Domestic Airline" in Travel + Leisure's World's Best Awards for the past eight consecutive years. www.virginamerica.com